Exhibit 10.9

NORTHWEST BIOTHERAPEUTICS, INC.

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2024 (the “Effective Date”), by and between Northwest Biotherapeutics, Inc., a Delaware Corporation (the “Company”) and Sio Capital Management, LLC (the “Purchaser”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an effective S-3 registration statement (Registration No. 333-267933) under the Securities Act of 1933, as amended (the “Securities Act”), the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement;

WHEREAS, the Company desires to issue and sell shares of common stock of the Company (“Common Stock”) and has authorized such sale and issuance and

WHEREAS, the Purchaser desires to purchase such offered Common Stock from the Company on the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	AGREEMENT TO SELL AND PURCHASE.

The Purchaser hereby agrees to purchase, and the Company hereby agrees to sell and issue to the Purchaser Eight Million One Hundred Twenty-Five Thousand (8,125,000) shares of Common Stock of the Company (the “Shares”), at a purchase price of Forty Cents ($0.40) per share, for a total price of Three Million, Two Hundred Fifty Thousand Dollars ($3,250,000) (the “Purchase Price”).

2.	CLOSING, DELIVERY AND PAYMENT.

The closing of the sale and purchase of the Shares under this Agreement will take place on June 5, 2024 at 10:00am New York City time or at such other time or place as the Company and the Purchaser may mutually agree. At the closing of this offering (the “Closing”), the Company will cause to be electronically delivered to the Purchaser the Shares by crediting the account of the Company’s broker with The Depositary Trust Company through its Deposits and Withdrawal at Custodian program, against payment of the Purchase Price on a “delivery versus payment” basis.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Purchaser that:

a)Organization and Qualification. The Company is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

b)Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder and thereunder.

c)No Conflicts. The Company is not a party to or bound by any agreement, understanding or arrangement with any other person or entity which would prevent or limit its ability to enter into this Agreement or perform its obligations hereunder.

d)Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of this Agreement.

e)Issuance of the Shares; Registration. The Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company. The Company prepared and filed the Registration Statement in conformity with the requirements of the Securities Act, and the Registration Statement is effective thereunder. The Shares, when issued and delivered, will be issued pursuant to the Registration Statement and will be freely tradeable and will not be “restricted securities.”

f)Capitalization. The capitalization of the Company was as set forth in the Company's most recent periodic report filed with the Securities and Exchange Commission (the “SEC”).

g)SEC Reports; Financial Statements. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the year preceding the date hereof. The financial statements of the Company included in the documents required to be filed by the Company under the Securities Act and the Exchange Act comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.

h)Title to Assets. The Company believes it has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all liens.

i)Intellectual Property. The Company believes it has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with its respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).

j)Insurance. The Company maintains insurance coverage from insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged.

k)Certain Fees. Except with respect to the fees and expenses payable to the Placement Agent as described in that certain Placement Agent Agreement between the Company and Gunner, dated as of June 4, 2024, no brokerage or finder’s fees or commissions or other remuneration are or will be payable by the Company directly or indirectly to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person acting in a similar capacity with respect to the transactions contemplated by this Agreement. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

l)Investment Company. The Company is not, and is not an affiliate of, and immediately after receipt of payment for the Shares, will not be or be an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

m)Material Non-Public Information. The Company confirms that neither it nor any other person acting on its behalf has provided any of the Purchaser or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and acknowledges that the Purchaser will rely on the foregoing representation in effecting transactions in securities of the Company.

n)Accountants. The Company’s accounting firm is Cherry Bekaert LLP. Such accounting firm is an independent registered public accounting firm as required by the Exchange Act and the rules and regulations of the Public Company Accounting Oversight Board.

o)Acknowledgment Regarding Purchaser’s Purchase of Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated thereby.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby represents and warrants to the Company that:

a)Organization; Authority. The Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

b)Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Purchaser has not, nor has any person acting on behalf of or pursuant to any understanding with the Purchaser, directly or indirectly executed any purchases or sales, including short sales (as defined in Rule 200 of Regulation SHO under the Exchange Act), of the securities of the Company during the period commencing as of the time that the Purchaser first received a term sheet (written or oral) from the Company or any other person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. The Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction) except to the Purchaser’s representatives, (officers, directors, partners, legal and other advisors, employees, agents and affiliates) who had a need to know for purposes of the transaction contemplated herein and who have maintained the confidentiality of all disclosures.

5.	MISCELLANEOUS

5.1Registration. The Company agrees to file with the SEC prior the Closing a prospectus supplement to the Registration Statement pursuant to Rule 424(b) under the Securities Act covering the Shares, in form and substance reasonably satisfactory to the Purchaser.

5.2Entire Agreement. This Agreement comprises the entire agreement of the parties with respect to the subject matter hereof, and supersedes any other agreements, discussions, promises or understandings.

5.3Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement shall remain in effect, and the parties shall cooperate in good faith to achieve and implement as nearly as feasible the original intent of the parties as reflected in the original provisions hereof.

5.4Amendments. This Agreement may not be modified or amended except in writing executed by both the Company and the Purchaser.

5.5Binding Effect. The obligations of the Company and the Purchaser set forth herein shall be binding upon and inure to the benefit of the successors and assigns of each such party.

5.6Headings. Article and section headings in this Agreement are included herein for purposes of convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

5.7Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon delivery if such delivery is made by hand, by email with confirmation of receipt, or by recognized overnight courier.

5.8Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

5.9Remedies. The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement, at law or in equity (including, without limitation, injunctive relief). No delay or omission on the part of the Purchaser in exercising its rights under this Agreement, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Purchaser, nor shall any waiver by the Purchaser of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

5.10Compliance with Securities Laws. The Purchaser of this Agreement acknowledges and agrees that this Agreement is being acquired solely for the Purchaser's own account (or on account of funds affiliated with the Purchaser) and not as a nominee for any other party, and for investment.

5.11Consent to Jurisdiction. Each of the Company and the Purchaser (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by delivering a copy thereof to such party in accordance with the notice provisions of this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 5.11 shall affect or limit any right to serve process in any other manner permitted by law.

5.12Publicity. The Company shall not include the name of the Purchaser or any affiliate of the Purchaser in any press release or public announcement (which, for the avoidance of doubt, shall not include any filing with the SEC to the extent such disclosure is required by SEC rules and regulations) without the prior written consent of the Purchaser; provided, however, that to the extent such disclosure is required by law, including SEC rules and regulations, the Company shall promptly provide the Purchaser prior notice of such disclosure and the opportunity to review such disclosure and will give reasonable consideration to any comments thereon provided by the Purchaser. To the extent the Company issues a press release and/or Current Report on Form 8-K disclosing the terms of this Agreement and the transactions contemplated hereby, the Company shall promptly provide the Purchaser with prior notice of such disclosure and the opportunity to review such disclosure and will give reasonable consideration to any comments thereon provided by the Purchaser.

5.13Expenses. The Company shall pay all transfer agent fees incurred in connection with the issuance of the Shares to the Purchaser, as well as any other fees and charges required by the transfer agent as a condition to effectuate such issuance of Shares to the Purchaser. The Company shall pay all fees incurred by the Purchaser in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, including without limitation legal fees incurred by the Purchaser (provided that the amount payable by the Company with respect to such legal fees shall not exceed $50,000).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersignedhave executed this Securities Purchase Agreement as of the date and year first written above.

COMPANY:

NORTHWEST BIOTHERAPEUTICS, INC.

Name:	Leslie J. Goldman
Title:	Senior Vice President, General Counsel

PURCHASER:

SIO CAPITAL MANAGEMENT, LLC

Name:	Michael Castor
Title:	Managing Member and Portfolio Manager

[Securities Purchase Agreement]